UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 20, 2008

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2008, the Compensation and Pension Committee of the Board of Directors (the “Compensation Committee”) granted annual incentive compensation awards with respect to 2008 to the Company’s Named Executive Officers (as defined in Regulation S-K Item 402(a)(3)), pursuant to the Senior Executive Incentive Compensation Plan.  The Senior Executive Incentive Compensation Plan was approved by stockholders on April 22, 2004 and is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  The maximum award which may be earned under the Senior Executive Incentive Compensation Plan by any Named Executive Officer is equal to six-tenths of one percent of operating income for the one-year performance period, however, the Compensation Committee, in its sole discretion, may reduce the award based on any factors that the Compensation Committee deems appropriate, including, but not limited to, revenue, operating income, cash cycle days, divisional revenue, divisional operating income, divisional cash cycle days, geographical revenue, geographical operating income, geographical cash cycle days and individual performance.  The minimum, target and maximum award amounts for each of the Named Executive Officers are set forth in the following table.

Name	Minimum	Target	Maximum
Paul J. Curlander	$300,000	$1,200,000	$2,400,000
John W. Gamble, Jr.	148,500	371,250	742,500
Najib Bahous*	158,239	316,479	501,091
Paul A. Rooke	171,000	570,000	997,500
Vincent J. Cole	126,000	294,000	588,000

*Mr. Bahous is employed by Lexmark International Technology, S.A., a wholly-owned subsidiary of the registrant, and is compensated in Swiss Francs.  The amounts reflected in the table for Mr. Bahous have been calculated using the applicable currency exchange rate in effect (1.0996 CHF per 1 USD) on February 20, 2008, the date of the grant.

The Company intends to provide additional information regarding the compensation awarded to the Named Executive Officers with respect to and during the year ended December 31, 2007 in the proxy statement for the Company’s 2008 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

February 26, 2008	By:	/s/ John W. Gamble, Jr.
John W. Gamble, Jr.
Executive Vice President and Chief Financial Officer